Exhibit 99.1
RXi Pharmaceuticals Strengthens NeuVax TM (E75) Patent Portfolio
•	RXi acquires patent rights covering use of NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche); and use in low-to-intermediate HER2+ breast cancer patients not eligible for Herceptin therapy.

•	NeuVax (E75) targeted to initiate the Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study in 1H, 2012
Worcester, MA, July 13, 2011 –RXi Pharmaceuticals Corporation (NASDAQ: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using targeted biotherapeutics, announced today that it expanded its patent portfolio with additional patents covering worldwide rights to develop and commercialize NeuVax™ (E75). The patents licensed from The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (HJF) cover the use of NeuVax in combination with trastuzumab (Herceptin®; Genentech/Roche), and use in low-to-intermediate HER2+ (Human Epidermal growth factor Receptor) breast cancer patients not eligible for Herceptin therapy. These patents are added to the growing family of patents for RXi to support the development of NeuVax in a variety of indications and countries. NeuVax was discovered at The M. D. Anderson Cancer Center (MDACC) and licensed from MDACC and HJF.
NeuVax consists of the E75 peptide derived from HER2 combined with the immune adjuvant granulocyte macrophage-colony stimulating factor (GM-CSF). RXi recently reported Phase 2 results at the American Society of Clinical Oncology (ASCO) annual meeting which showed NeuVax (E75), when combined with trastuzumab in HER2 over-expressing patients, demonstrated 0% recurrence at 48 months, with an excellent safety and tolerability profile. Thus, combination of NeuVax and trastuzumab represents a potential expansion of the market for NeuVax to HER2 3+ breast cancer patients in the adjuvant setting.
“Strengthening the breadth and depth of our intellectual property portfolio is critical to building value and the foundation of our NeuVax strategy,” stated Mark J. Ahn, PhD, President and CEO. “We look forward to initiating the NeuVax Phase 3 clinical trial in breast cancer, which is targeted to begin in the first half of 2012.”
COL George E Peoples, MD, FACS, is the inventor of the two new patents and conducted the Phase 1 and Phase 2 clinical trials of NeuVax. Dr. Peoples is Director, Cancer Vaccine Development Program; Deputy Director, United States Military Cancer Institute (USMCI); Professor, Surgery, Uniformed Services

University of the Health Sciences; Chief, Surgical Oncology, Brooke Army Medical Center (BAMC) and Professor (adjunct), Surgical Oncology, M. D. Anderson Cancer Center. USMCI is a component of the Uniformed Services University of the Health Sciences, an institution of higher learning within the Department of Defense, an agency of the U. S. Government, located in Bethesda, MD.
About NeuVax™ (E75)
NeuVax consists of the E75 peptide derived from HER2 combined with the immune adjuvant granulocyte macrophage-colony stimulating factor (GM-CSF). Treatment with NeuVax stimulates cytotoxic (CD8+) T cells in a highly specific manner to target cells expressing any level of HER2. NeuVax is given as an intradermal injection once a month for six months, followed by a booster injection once every six months. Based on a successful Phase 2 trial, which achieved its primary endpoint of disease-free survival (DFS), the Food and Drug Administration (FDA) granted NeuVax a Special Protocol Assessment (SPA) for its Phase 3 PRESENT (Prevention of Recurrence in Early-Stage, Node-Positive Breast Cancer with Low to Intermediate HER2 Expression with NeuVax™ Treatment) study. The trial is expected to commence in the first half of 2012.
According to the National Cancer Institute, over 200,000 women in the U.S. are diagnosed with breast cancer annually. Of these women, about 75% test positive for Human Epidermal growth factor Receptor 2 (IHC 1+, 2+ or 3+). Only 25% of all breast cancer patients, those with HER2 3+ disease are eligible for Herceptin® (trastuzumab; Roche-Genentech) which had revenues of over $5 billion in 2010. NeuVax targets the remaining 50% of HER2 positive patients (HER2 1+ and 2+) who achieve remission with current standard of care, but have no available HER2 targeted adjuvant treatment options to maintain their disease free status.
The Henry M. Jackson Foundation for the Advancement of Military Medicine, Inc. (HJF)
HJF, located in Rockville, Maryland, is a private, not-for-profit organization chartered by Congress to support medical education and research at the Uniformed Services University of the Health Sciences and throughout the military medical community.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals Corporation (NASDAQ: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using targeted biotherapeutics. For more information, visit www.rxipharma.com.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about our and patent rights, our expectations, plans and prospects for the development of our products, and milestones and royalties that could become payable in connection with our recent licenses. These forward-looking statements about future expectations, plans and prospects of the development of the Company’s products are subject to a number of risks, uncertainties and assumptions, including those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. Actual results may differ materially from those contemplated by these forward-looking statements. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this presentation.
RXi Pharmaceuticals
Tamara McGrillen
508-929-3615
ir@rxipharma.com
or
Remy Bernarda
IR Sense, LLC
415-203-6386
remy@irsense.com